Exhibit 99.1

FOR IMMEDIATE RELEASE

N E W S

FROM

[Logo of Bank Mutual Corporation]

Contact: Bank	Mutual Corporation

NASDAQ: BKMU

Michael T. Crowley Jr.

Chairman and Chief Executive Officer

414-354-1500

Rick B. Colberg

Chief Financial Officer

866-705-2568

BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE YEAR OF 2003 AND

THE FOURTH QUARTER OF 2003

Milwaukee, Wisconsin

January 21, 2004

Bank Mutual Corporation (NASDAQ—BKMU) reported earnings of $22.6 million or $0.29 diluted earnings per share for the year ended December 31, 2003 as compared to $26.5 million or $0.34 diluted earnings per share for 2002. Earnings for the fourth quarter of 2003 were $5.5 million or $0.07 diluted earnings per share as compared to $6.9 million or $0.09 diluted earnings per share for the same period in 2002. The earnings decreased for both periods primarily as a result of a decreased net interest margin and increases in the provision for loan losses. The fourth quarter of 2003 experienced a significant reduction in gains from the sales of loans and for the full year of 2003, operating expenses increased moderately.

“ 2003 has been a year of exciting changes and activity at Bank Mutual. It began with the merger of the two banking subsidiaries in March of 2003, progressed with record loan originations and sales throughout 2003, and culminated with the completion of our stock offering and full conversion, in which Bank Mutual became a fully shareholder owned corporation at the end of October of 2003. In addition, a new bank office was opened at mid-year and an existing bank office building was replaced by a new office building late in the year. We also made a number of operational changes throughout 2003 to enhance our customer service. We expect that 2004 will be another year of exciting challenges,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.

Mortgage loan originations and purchases were $175.6 million in the fourth quarter of 2003 as compared to $289.0 million for the same period in 2002 and $941.0 million for the year of 2003 as compared to $756.8 million for 2002. 2003 was a year of record mortgage loan originations, primarily as a result of the low interest rate environment which prevailed throughout much of the year.

Loan sales were $28.4 million in the fourth quarter of 2003 as compared to $185.8 million in the fourth quarter of 2002. These loan sales resulted in gains on the sales of loans of $388,000 and $3.4 million, respectively. Loan sales for the year of 2003 were $461.1 million as compared to $368.6 million for 2002. These loan sales created a gain on the sale of loans of $6.9 million for 2003 and $6.0 million for 2002.

We continued to emphasize commercial business loan originations throughout 2003, although the fourth quarter originations were less than in 2002. In the fourth quarter of 2003 commercial business loan originations were $3.0 million and 49.6 million for the year of 2003. Commercial business loan originations for the fourth quarter of 2002 were $7.4 million and $27.1 million for the year of 2002.

Consumer loan originations were strong throughout 2003, although somewhat reduced in the fourth quarter of 2003. Consumer loan originations for the fourth quarter of 2003 were $60.7 million as compared to $95.9 million for the fourth quarter of 2002 and $301.7 million for the year of 2003 as compared to $293.3 million for the same period in 2002.

In total, loan originations and purchases in the fourth quarter of 2003 were $239.3 million as compared to $392.2 million for the same quarter in 2002 and $1.3 billion for the year ended December 31, 2003 as compared to $1.1 billion for the year ended December 31, 2002.

Total assets at December 31, 2003 were $3.1 billion as compared to $2.8 billion at December 31, 2002. Total assets were significantly increased as a result of our stock offering in the fourth quarter of 2003, the net proceeds of which were $404.8 million.

Mortgage-related securities increased substantially in 2003 primarily as a result of investing the proceeds from our stock offering into short and medium term mortgage-related securities. Mortgage-related securities increased $435.2 million in 2003.

Deposits decreased $74.4 million in 2003. Borrowings were $299.5 million at December 31, 2003 as compared to $355.0 million at December 31, 2002.

Stockholders equity increased $408.0 million in 2003 primarily as a result of issuing 41.1 million shares in our public offering on October 29, 2003.

Non-performing loans to total loans at December 31, 2003 were 0.61% as compared to 0.50% at December 31, 2002. The increase in non-performing loans was primarily the result of an increase in non-performing commercial business loans. This particularly relates to several loans made to one borrower which we previously identified and disclosed as being monitored, and which became non-performing during the fourth quarter. As a result, we provided $937,000 to the allowances for loan losses in the fourth quarter of 2003. We provided $1.3 million to the allowances for loan losses for the year of 2003. Our allowance for loan losses at December 31, 2003 was $13.8 million or 132.8% of non-performing loans.

The net interest margin for the year of 2003 continued to decrease; however, the fourth quarter’s net interest margin increased as compared to the third quarter of 2003, as a result of investing the capital from the stock offering. The net interest margin for the fourth quarter of 2003 was 2.60% as compared to 2.80% for the fourth quarter of 2002 and 2.40% for the third quarter of 2003. The net interest margin for the year ended December 31, 2003 was 2.58% as compared to 2.88% for the same period in 2002. The decrease in the net interest margin for the year was primarily the result of loans being refinanced or modified to lower interest rates and higher interest rate mortgage-related investments being repaid, partially offset by a decrease in the cost of funds.

Book value per share was $9.28 at December 31, 2003. The annualized return on average equity (ROE) for the fourth quarter of 2003 was 3.53% and ROE for the year of 2003 was 5.45%. The annualized return on average assets (ROA) for the fourth quarter of 2003 was 0.72% and ROA for the year of 2003 was 0.76%. The book value per share, ROE and ROA for the fourth quarter and the year of 2003, were affected by the additional $404.8 million of capital received from the stock offering. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.

(All per share and share information in this news release has been adjusted to reflect our October 29, 2003 full conversion transaction and related share exchange.)

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Marketñ under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 70 offices in the state of Wisconsin and one office in Minnesota.

* * *

Outlook

(The following are forward looking statements; see “Cautionary Statements” below).

Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s operations and results in 2004. They are as follows:

•	The additional capital of $404.8 million from our stock offering was invested in short to medium term mortgage-related securities at the end of 2003. Going forward, the income received from the investment of that capital, whether its invested in loans or securities, will add to interest income, although we cannot assure any particular use of capital or rate of return.

•	We expect that 2004 may provide an environment of flat to slowly increasing interest rates. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, could experience.

•	Mortgage loan sales could continue to decrease either as fixed rate mortgage loans become less attractive to consumers or the rate of refinancing decreases, thereby reducing the gains on sales of loans. Bank Mutual sells most of its 30 year and some of its 15 year fixed rate mortgage loans in the secondary market.

•	If mortgage loan originations decrease, fee income could be reduced.

•	If interest rates were to rise, adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase the mortgage loans outstanding. Adjustable rate mortgage loans are retained in our loan portfolio.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, which can present higher risks than residential mortgages. In 2003, particularly in the fourth quarter, Bank Mutual has experienced an increase in commercial loan delinquencies or impairments and has continued allocating significant management time monitoring the loan portfolio and the loan loss allowance.

•	In spite of some economic improvement, the national and local economy and securities markets have continued to experience significant challenges in 2003. Among other things, the economic slowdown and consequences of world events could affect the ability of individual and business borrowers to repay their obligations to Bank Mutual or otherwise affect Bank Mutual’s operations and financial condition.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries which hold and manage investment assets which have not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state bank subsidiaries and has indicated that it may withdraw favorable rulings previously issued in connection with such subsidiaries. As a result of these developments, the Department may take the position that the income of the out of state subsidiaries is taxable in Wisconsin, which will likely be challenged by financial institutions in the state. If the Department is successful in its efforts, it would result in a substantial negative impact on the earnings of Bank Mutual Corporation.

*  *  *

Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.

*  *  *

BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2003	December 31, 2002
	(In thousands)
Assets
Cash and due from banks	$36,384	$40,297
Federal funds sold	30,000	165,000
Interest-earning deposits	20,119	36,462

Cash and cash equivalents	86,503	241,759
Securities available-for-sale, at fair value:
Investment securities	67,833	73,226
Mortgage-related securities	1,053,349	618,123
Loans held for sale	4,056	46,971
Loans receivable, net	1,712,278	1,685,662
Goodwill	52,570	52,570
Other intangible assets	5,073	5,734
Mortgage servicing rights	4,698	3,060
Other assets	122,167	116,223

	$3,108,527	$2,843,328

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,052,290	$2,126,655
Borrowings	299,491	354,978
Advance payments by borrowers for taxes and insurance	2,987	3,060
Other liabilities	22,679	35,560

	2,377,447	2,520,253

Shareholders’ equity:
Preferred stock—$.01 par value: Authorized—20,000,000 shares in 2003 and 10,000,000 in 2002 Issued and outstanding—none in 2003 and 2002	—	—
Common stock—$.01 per value: Authorized—200,000,000 shares in 2003 and 100,000,000 in 2002 Issued—78,775,779 shares in 2003 and 81,962,632 in 2002 Outstanding—78,775,779 in 2003 and 79,802,949 in 2002	788	798
Additional paid-in capital	495,990	108,499
Retained earnings	241,958	224,932
Unearned ESOP shares	(5,766)	(6,647)
Accumulated other comprehensive income	149	10,487
Unearned deferred compensation	(2,039)	(3,133)
Treasury stock—none in 2003; 2,159,683 in 2002	—	(11,861)

Total shareholders’ equity	731,080	323,075

	$3,108,527	$2,843,328

BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2003	2002	2003	2002
	(In thousands, except per share data)
Interest income:
Loans	$24,500	$29,356	$104,623	$124,490
Investments	1,083	1,336	4,654	5,580
Mortgage-related securities	8,612	7,685	29,164	32,256
Interest-earning deposits	801	705	2,629	3,106

Total interest income	34,996	39,082	141,070	165,432
Interest expense:
Deposits	11,562	15,305	51,419	64,891
Borrowings	4,331	4,819	17,975	22,544
Advance payment by borrowers for taxes and insurance	27	75	88	243

Total interest expense	15,920	20,199	69,482	87,678

Net interest income	19,076	18,883	71,588	77,754
Provision for loan losses	937	(235)	1,304	760

Net interest income after provision for loan losses	18,139	19,118	70,284	76,994
Noninterest income:
Service charges on deposits	1,257	1,229	4,814	4,634
Brokerage and insurance commissions	705	670	2,527	3,157
Loan related fees and servicing revenue	388	(1,231)	636	(1,056)
Gains on sale of investments	—	9	121	9
Gain on sales of loans	388	3,439	6,855	5,993
Other	1,172	901	4,665	3,939

Total noninterest income	3,910	5,017	19,618	16,676
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	8,073	7,930	31,747	31,350
Occupancy and equipment	2,703	2,689	10,871	10,533
Amortization of deposit base intangibles	165	166	661	662
Other	2,846	3,265	12,329	11,624

Total noninterest expenses	13,787	14,050	55,608	54,169

Income before income taxes	8,262	10,085	34,294	39,501
Income taxes	2,713	3,206	11,695	12,956

Net income	$5,549	$6,879	$22,599	$26,545

Per share data:
Earnings per share-basic	$0.07	$0.09	$0.30	$0.34

Earnings per share-diluted	$0.07	$0.09	$0.29	$0.34

Cash dividends paid	$0.035	$0.025	$0.120	$0.093

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

	During the quarter ended December 31,		During the twelve months ended December 31,
	2003	2002	2003	2002
Originations:
Mortgage loans	$134,519	$288,757	$899,766	$752,771
Consumer loans	60,749	95,855	301,665	293,320
Commercial business loans	2,986	7,381	49,646	27,141

Total loan originations	$198,254	$391,993	$1,251,077	$1,073,232

Purchases:
Mortgage loans	41,045	249	41,214	4,042

Total loan purchases	41,045	249	41,214	4,042

Total loans originated and purchased	$239,299	$392,242	$1,292,291	$1,077,274

Loan Sales	$28,398	$185,771	$461,082	$368,596

Loan Portfolio Analysis
	December 31, 2003	December 31, 2002
Mortgage loans:
One-to-four family	$793,247	$827,648
Multi-family	124,494	112,189
Commercial real estate	209,293	186,960
Construction and development	122,436	127,174

Total mortgage loans	1,249,470	1,253,971
Consumer loans	450,521	431,949
Commercial business loans	75,022	61,060

Total loans receivable	1,775,013	1,746,980
Deductions to gross loans	62,735	61,318

Total loans receivable, net	$1,712,278	$1,685,662

Asset Quality Ratios
	December 31, 2003	December 31, 2002
Non-performing mortgage loans	$1,518	$1,399
Non-performing consumer loans	961	527
Non-performing commercial business loans	6,809	5,357
Accruing loans delinquent 90 days or more	1,084	1,108

Total non-performing loans	$10,372	$8,391

Total non-performing assets	$11,002	$9,141

Non-performing loans to loans receivable, net	0.61%	0.50%
Non-performing assets to total assets	0.35%	0.32%
Allowance for loan losses to non-performing loans	132.77%	151.87%
Allowance for loan losses to non-performing assets	125.17%	139.40%
Allowance for loan losses to total loans	0.80%	0.76%
Net recoveries (charge-offs )	$(276)	$(262)
Net recoveries (charge-offs) to avg loans (annualized)	-0.02%	-0.01%
Allowance for loan losses	$13,771	$12,743

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net interest margin (1)	2.60%	2.80%	2.58%	2.88%
Net interest rate spread	2.00%	2.44%	2.17%	2.52%
Return on average assets	0.72%	0.96%	0.76%	0.92%
Return on average shareholders’ equity	3.53%	8.58%	5.45%	8.44%
Efficiency ratio (2)	59.98%	58.79%	60.97%	57.36%
Non-interest expense as a percent of average assets	1.78%	1.95%	1.88%	1.88%
(1) Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2) Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information
	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Average earning assets	$2,940,423	$2,695,170	$2,774,635	$2,695,263
Average assets	$3,103,776	$2,879,042	$2,960,165	$2,874,344
Average interest bearing liabilities	$2,310,155	$2,401,757	$2,384,801	$2,421,842
Average shareholders’ equity	$628,769	$320,700	$414,928	$314,678
Weighted average number of shares outstanding
-used in basic earnings per share	75,823,087	76,074,981	76,298,021	77,592,633
-used in diluted earnings per share	78,187,855	77,978,126	78,536,252	79,166,165

	December 31, 2003	December 31, 2002
Number of shares outstanding (net of treasury shares)	78,775,779	79,802,949
Book value per share	$9.28	$4.05

Weighted Average Net Interest Rate Spread	At December 31, 2003	At December 31, 2002
Yield on loans	5.64%	6.42%
Yield on investments	4.37%	4.30%
Combined yield on loans and investments	5.12%	5.67%
Cost of deposits	2.18%	2.75%
Cost of borrowings	5.52%	5.28%
Total cost of funds	2.61%	3.11%
Interest rate spread	2.51%	2.56%